EXHIBIT 99.1

                  BOEING REPORTS 1997 2ND QUARTER RESULTS

                                               Six Months Ended
                            2nd Quarter           June 30,
                            -----------           --------
                       1997          1996        1997           1996
                       ----          ----        ----          ----
                           ($ in millions except per share data)
Before SVT accounting:

   Sales              $9,289        $6,275      $16,607        $10,568

   Net earnings         $399          $468         $712           $587

   Earnings per share   $.55          $.68         $.99           $.85

   Average shares      721.2         692.0*       721.1          690.7*
         (millions)

After SVT accounting:

   Sales              $9,289        $6,275      $16,607        $10,568

   Net earnings         $334          $468         $711           $587

   Earnings per share   $.48          $.68        $1.02           $.85

   Average shares      695.0         692.0*       694.9          690.7*
          (millions)


*Adjusted for 2 for 1 stock split effective June 6, 1997 SVT = ShareValue Trust (see ShareValue Trust Accounting discussion below)

SEATTLE, July 21, 1997 - The Boeing Company reported sales of $9.3 billion and net earnings of $399 million or $.55 per share for the second quarter of 1997, before the ShareValue Trust accounting impact. Comparable figures for the same period of 1996 were sales of $6.3 billion and net earnings of $468 million or $.68 per share. The 1996 second quarter net earnings include $176 million, or $.25 per share, from the favorable settlement of various defense and space segment contract issues and recognition of tax benefits related to prior years' investment tax credits.

The higher sales and net earnings for the second quarter of 1997 compared with 1996, excluding the contract settlements and prior years' investment tax credits, were primarily attributed to the significantly higher level of commercial aircraft deliveries and the inclusion in 1997 of the operations of the defense and space units acquired from Rockwell International Corporation in December 1996. Partially offsetting the increased income associated with the higher sales in 1997 were higher research and development expense, joint venture development expense in the defense and space business units, and a higher effective income tax rate.

Six-month 1997 sales were $16.6 billion and net earnings were $712 million or $.99 per share, before ShareValue Trust accounting. Comparable figures for 1996 were sales of $10.6 billion and net earnings of $587 million or $.85 per share. The first-half 1996 earnings included income of $176 million or $.25 per share for the settlement of certain defense and space contract issues and the recognition of prior years' investment tax credits.

Second quarter 1997 results after the ShareValue Trust accounting were net earnings of $334 million or $.48 per share after recognition of an after-tax charge of $65 million associated with the market value increase in the Company stock held by the ShareValue Trust. First-half 1997 results after the ShareValue Trust accounting were $711 million or $1.02 per share, reflecting a nominal $1 million after-tax charge for the increase in the market value of the approximately 26 million shares of Company stock held by the ShareValue Trust between January 1 and June 30, 1997.

The Company recently announced planned 1998 production rates for its commercial aircraft programs. At the beginning of 1997, commercial aircraft production was 22.5 aircraft per month. Production is currently over 30 aircraft per month, and is scheduled to increase to 43 per month by the second quarter of 1998. Production will continue to be adjusted to reflect customer orders. Total jet aircraft deliveries for the year are currently projected to be in the 340-350 range.

Phil Condit, Boeing chairman and chief executive officer, noted that the rapid production rate buildup has resulted in a substantial increase in employment, material, and fabrication demand at the Company and its suppliers. Skill training requirements and parts shortages have created out- of-sequence work at Company facilities and at supplier locations. Overtime in engineering and production areas continues at high levels. As a result, the commercial aircraft business is experiencing a near-term decline in productivity. For the longer term, progress continues to be made in developing and implementing design and production systems to improve efficiency and reduce cycle times.

Research and development expense for the first half of 1997 was $735 million or $138 million higher than in the comparable period of 1996. Full development of the 767-

400ER, a stretched version of the 767-300ER, commenced with the Delta Airlines order for first delivery in the year 2000. Increased efforts have been focused on the 757-300, a stretched derivative of the 757-200, which will be delivered to launch customer Condor-Flugdienst in early 1999. The 757-300 will have the shortest design-to-delivery and delivery-cycle time of any Boeing derivative aircraft program. Development continues on schedule for the 737 derivatives (737-600,-700,-800). Certification and first delivery of the 737-700 and the 737-800 are planned for the fourth quarter of 1997 and first quarter of 1998, respectively. In addition, the Defense & Space Group, including the business units acquired from Rockwell, had a higher level of development spending on commercial space and communication activities compared with prior periods.

Condit noted that the aerospace and defense units acquired from Rockwell International Corporation have integrated well with the Boeing Defense & Space Group. The acquired operations will contribute over $2.5 billion to 1997 revenues.

The Group's largest program, International Space Station Alpha, projected to represent approximately $1.4 billion of 1997 revenues, has experienced some technical, schedule and funding difficulties. Operational capability is now scheduled for August 1999. However, key hardware elements and testing are on track to support the first U.S. launch scheduled for July 1998. The station, being built by Boeing with international participants, will represent a state-of- the-art earth-orbiting scientific laboratory dedicated to zero-gravity research.

Other Defense & Space Group notable events during the second quarter included the unveiling of the F-22 fighter aircraft at Lockheed Martin's final assembly plant in Marietta, Georgia. Built by the team of Boeing, Lockheed Martin, and Pratt & Whitney, the F-22 is regarded as the most advanced fighter in the world. The roll-out aircraft is the first of nine F-22As being built under the current Engineering and Manufacturing Development contract. By the end of the second quarter, commitments for 32 Bell Boeing 609 Civil Tiltrotor aircraft had been received by the Bell Boeing joint venture. The Bell Boeing 609 will carry six to nine passengers at twice the speed and three to five times the range of a helicopter, with the same vertical takeoff and landing capabilities.

                              ***************

OPERATING AND FINANCIAL DATA

Commercial Aircraft Deliveries:

                      2nd Quarter          Six Months
                      -----------          ----------
                   1997      1996      1997      1996
                   ----      ----      ----      ----

           737      35        23        60        38
           747      12         8        22        11
           757      12        12        24        19
           767      12        12        23        19
           777      21         7        31        15
                   ---       ---       ---       ---
         Total      92        62       160       102
                   ===       ===       ===       ===


                                                 Six Months Ended
                                                      June 30,
                                                      --------
                                                  1997      1996
                                                  ----      ----
                                                  ($ in millions)

Revenues -

     Commercial aircraft                         $12,551    $7,738

     Defense and space                             4,056     2,830

Research & development
   expense                                           735       597

Goodwill amortization                                 42

Operating earnings                                   974       638

ShareValue Trust
   pretax charge                                       2

Interest and debt expense                            119        75

Corporate investment income                          165       128

Pretax earnings                                    1,018       691

Net earnings                                        $711      $587

Effective income tax rate                           30.2%     15.0%

Net earnings before ShareValue
  Trust accounting                                  $712      $587

Total revenues for 1997 are projected to be in the $34 billion range, compared with $22.7 billion in 1996. The overall operating earnings margin, exclusive of research and development expense and joint venture development costs expensed as incurred ($40 million in 1997, compared with $10 million in 1996), was 10.5% for the first half of 1997, compared with 10.7% for the same period in 1996, excluding the impact of the settlement of contract issues. The 1997 margin has been impacted by the model mix of commercial aircraft deliveries that included 31 777s in the first six months of 1997, compared with 15 777s in the first half of 1996, as well as increased pricing pressure and near-term production problems associated with increased commercial aircraft production rates. Margins for the balance of 1997 are expected to be somewhat lower due to 777 deliveries and the initial deliveries of the 737-700 in the fourth quarter. With regard to the 777 and 737-700 programs, new commercial jet aircraft programs normally have lower operating profit margins due to initial tooling amortization and higher unit production costs in the early years of a program.

Based on current programs and schedules, research and development expense for the full year 1997 is projected to be in the $1.4 billion range, compared with $1.2 billion in 1996.

Corporate investment income was $37 million higher in the first half of 1997 than in the same period in 1996 due primarily to a substantially greater cash and short-term investment balance. Interest and debt expense was $44 million higher due to the acquisition debt assumed.

The higher effective income tax rate for the first half of 1997, compared with the same period of 1996, was primarily due to the recognition of a one-time tax benefit of $95 million related to prior years' investment tax credits in the first half of 1996. Without the investment tax credit benefit, the effective income tax rate would have been 28.8% for the first half of 1996, compared with 30.2% for the first half of 1997. The effective tax rate for the first half of 1997 reflects the current estimated annualized rate for 1997.

ShareValue Trust Accounting

The ShareValue Trust is a 12-year irrevocable trust that holds Boeing common stock, receives dividends, and distributes to employees appreciation in value above a 3% per annum threshold rate of return. In accordance with generally accepted accounting principles, the change in the potential distributable appreciation is reflected in earnings on a quarterly basis and shares of the Trust are not considered outstanding for financial reporting purposes. Because the Trust is fully funded and is solely responsible for making any potential distributions, the Company supplementally discloses earnings and earnings per share excluding the ShareValue Trust accounting impact, while recognizing the shares held by the Trust as outstanding. Since inception of the Trust in July 1996, the distributable appreciation charged or credited to earnings on an after-tax basis is as follows:

                             Quarter Cumulative
                             ------------------
                                  ($ in millions)
                                  ---------------

    1996
         3rd quarter              $3      $3
         4th quarter              84      87
    1997
         1st quarter             (64)     23
         2nd quarter              65      88



Comparative Balances:
                        June 30,   March 31,    Dec. 31,
                          1997       1997          1996
                        -------------------------------

                                     ($ in billions)

Cash & short-term
 investments              $6.4        $5.5          $5.3

Long-term debt             3.9         4.0           4.0

Customer financing          .7          .8            .8

Inventories -
    Gross                 18.2        17.9          16.5
    Net                    7.5         7.3           6.9

Contractual backlog -
    Commercial aircraft  $77.8       $79.8         $79.2
    Defense and space      9.0         9.4           8.5
                         -----       -----         -----

                         $86.8       $89.2         $87.7
                         =====       =====         =====

Not included in contractual backlog are purchase options and announced orders for which definitive contracts have not been executed, including significant announced orders from American, Delta, and Continental Airlines. U.S. Government and foreign military backlog is limited to amounts obligated to contracts. Unobligated amounts under U.S. Government contracts not included in backlog at June 30, 1997, total $10.6 billion, compared with $9.2 billion at March 31, 1997, and $9.0 billion at December 31, 1996.

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

Forward-looking information is subject to risk and uncertainty


Forward-looking statements such as projections of future deliveries, sales, margins, research and development and effective tax rates are subject to risk and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Among these are the risks and uncertainties identified under the heading "Forward-Looking Information Is Subject to Risk and Uncertainty" accompanying "Management's Discussion and Analysis of Results of Operation, Financial Condition and Business Environment" in the Boeing 1996 Annual Report to Shareholders and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the report on Form 10-Q for the first quarter of 1997.


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C1549

Contact:  Paul Binder

          (206) 655-6123